EXHIBIT 12

                      U S WEST COMMUNICATIONS, Inc.
                   RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in Millions)
                                                    Quarter Ended
                                                9/30/94     9/30/93
- --------------------------------------------------------------------
Income (loss) before income taxes and
 extraordinary items (1)                         $457       ($492)
Interest expense (net of amounts capitalized)      82          87
Interest factor on rentals (1/3)                   16          15
                                                 ----        ------
Earnings                                         $555        ($390)

Interest expense                                   89           87
Interest factor on rentals (1/3)                   16           15
                                                 ----        ------
Fixed charges                                    $105         $102

Ratio of earnings to fixed charges               5.29        (3.82)
- -------------------------------------------------------------------


                                                 Year-to-Date
                                               9/30/94   9/30/93
- ----------------------------------------------------------------
Income before income taxes and
 extraordinary items                            $1,404     $272
Interest expense (net of amounts capitalized)      243      286
Interest factor on rentals (1/3)                    52       48
                                                ------     ----
Earnings                                        $1,699     $606

Interest expense                                   263      286
Interest factor on rentals (1/3)                    52       48
                                                ------     ----
Fixed charges                                     $315     $334

Ratio of earnings to fixed charges                5.39     1.81
- ----------------------------------------------------------------

(1) Third quarter 1993 includes a one-time restructuring charge of $880. Excluding the restructuring charge the ratio of earnings to fixed charges would have been 4.80.